Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

October 27, 2023

Spectral AI, Inc.

2515 McKinney Avenue
Suite 1000

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to Spectral AI, Inc. (f/k/a Rosecliff Acquisition Corp I), a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (A) the issuance of up to 8,433,231 shares of our Class A common stock, par value $0.0001 per share (the “Common Stock”) that are issuable upon the exercise of 8,433,231 warrants (the “Warrants,” and such shares issuable upon exercise of the Warrants, the “Warrant Shares”), which were originally issued in connection with Rosecliff Acquisition Corp I’s (“RCLF”) initial public offering and (B) the offer and resale from time to time by the selling stockholders named in the Registration Statement or their permitted transferees of (i) up to 10,069,748 shares of Common Stock (the “Selling Stockholder Shares”), which consists of (a) up to 8,623,081 shares of Common Stock issued in connection with closing of the business combination between the Company and RCLF described in the prospectus included in the Registration Statement (the “Business Combination”), (b) up to 880,000 shares of Common Stock that were originally issued to Rosecliff Acquisition Sponsor I LLC (the “Sponsor”) and each independent director of RCLF (together with the Sponsor, the “Initial Holders”), and (c) up to 566,667 shares of Common Stock that were issued to certain service providers of the Company in connection with the closing of the Business Combination.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) that certain Warrant Agreement, dated February 17, 2021, by and between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Company (the “Warrant Agreement”), (d) the Amended and Restated Registration Rights & Lock-Up Agreement, dated September 11, 2023, by and between the Sponsor, the Company, and each holder thereto (the “Registration Rights Agreement”), (e) the Sponsor Letter Agreement, dated April 11, 2023, by and between the Sponsor, Spectral MD Holdings, Ltd. and RCLF (the Warrant Agreement, Registration Rights Agreement, and Sponsor Letter Agreement collectively referred to herein as the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

Securities and Exchange Commission October 27, 2023 Page 2

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and

e.	as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Warrants, assuming the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid, and nonassessable.

3.	The Selling Stockholder Shares, other than the Warrant Shares, are validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any provision waiving the right to object to venue in any court; and (iii) any agreement to submit to the jurisdiction of any federal court.

Securities and Exchange Commission October 27, 2023 Page 3

Our opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP